EXHIBIT 21

List of Subsidiary Companies

Authentidate, Inc.

Berkeley Heights, New Jersey

Trac Medical Solutions, Inc.

Berkeley Heights, New Jersey

ExpressMD Solutions LLC (Joint Venture)

Berkeley Heights, New Jersey

Authentidate International, AG

Düsseldorf, Germany